Exhibit 99.1

Earnings Release

ALTICE USA REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

NEW YORK (February 21, 2019) - Altice USA (NYSE: ATUS) today reported results for the fourth quarter and full year ended December 31, 2018.

Dexter Goei, Altice USA Chief Executive Officer, said: "Altice USA has once again delivered great financial performance, meeting all of our guidance targets for 2018, and hitting many more operational milestones. Throughout the year we drove improved subscriber trends and accelerated revenue growth, achieved our highest ever margins, and generated material growth in free cash flow. We enter 2019 continuing on our fast-paced journey defined by innovation and simplicity to deliver state-of-the-art connectivity services, advanced business solutions and high-quality content.”

Altice USA Key Financial Highlights

•
Revenue growth +4.0% YoY in Q4 2018 to $2.45 billion, driven by Residential revenue growth of +2.1%, Business Services revenue growth of +5.3% and advertising revenue growth of +33.2%; FY 2018 revenue growth of 2.8% YoY

•
Adjusted EBITDA(1) grew +7.8% YoY and Adjusted EBITDA margin of 45.5% in Q4 2018 excluding impact of consolidating i24 losses (+6.9% YoY Adjusted EBITDA growth to $1.11 billion on a reported basis; margin highest ever level at 45.1%); FY 2018 Adjusted EBITDA growth of 4.6% and margin of 43.5%

•
Operating Free Cash Flow (“OpFCF”)(1) declined -2.1% YoY in Q4 2018 to $785 million with an OpFCF margin of 32.0% with higher investment in key growth initiatives including fiber (FTTH), Altice One and mobile; FY 2018 OpFCF declined -0.7% YoY.

•
Free Cash Flow(2) grew +27.0% YoY in FY 2018 to $1.35 billion ($417m in Q4), supporting total shareholder return in 2018 of $2 billion, including $500 million of share repurchases ($259m in Q4) and $1.5 billion special cash dividend

	Three Months Ended December 31,		Twelve Months Ended December 31,
($k)	2018	2017	2018	2017
	Actual	Actual	Actual	Actual

Revenue	$2,454,940	$2,359,808	$9,566,608	$9,306,950
Adjusted EBITDA(1)	1,106,097	1,034,960	4,163,078	3,981,410
Net income attributable to Altice USA, Inc. stockholders	213,086	2,242,475	18,833	1,493,177
Capital Expenditures (cash)	320,765	232,430	1,153,589	951,349

(1)
See “Reconciliation of Net income (loss) to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures” on page 9 of this release. Operating Free Cash Flow (“OpFCF”) defined here as Adjusted EBITDA less cash capital expenditures.

(2)	Free Cash Flow defined here as cash flow from operating activities less cash capital expenditures (including deductions of cash interest, cash taxes and net changes in working capital).

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Altice USA Operational Highlights

•
Total unique Residential customer relationships stable YoY (+0.2% YoY) with quarterly net additions of +7k in Q4 2018; improved compared to prior year (+6k in Q4 2017). Video trends at both Optimum and Suddenlink better YoY with continued broadband customer growth

•	Pay TV RGU quarterly net losses of -15k in Q4 2018 were better than the prior year (-25k in Q4 2017)

•	Residential broadband RGU quarterly net additions of +22k in line with prior year (vs. +25k in Q4 2017)

•	Residential ARPU per unique customer increased 1.9% YoY to $142.4 in Q4 2018, supporting Residential revenue growth of +2.1% YoY

•	Business Services revenue growth of +5.3% YoY in Q4 2018 boosted by strength in Enterprise & Carrier segment growing +6.4% YoY and SMB growth of +4.7% YoY

•
Advertising revenue growth of 33.2% YoY in Q4 2018 supported by the growth of local and national multi-screen advertising solutions provided by a4, as well as NY Interconnect delivering strong growth based on political

•
Continued enhancement of data services with an increased demand for higher speed tiers supporting growing data usage; approximately 80% of Residential broadband gross additions taking download speeds of 200 Mbps or higher at the end of Q4 (approximately 50% of total broadband customers take 200 Mbps speeds or higher) with an average data usage of over 250GB per month

•
Altice USA has reached over 300k unique Altice One customers(3) (approximately 10% of total video customers) with higher net promoter scores for Altice One compared to legacy set top boxes; successful launch of the new Altice One Operating System 2.0

•	Continued expansion of the availability of 1 Gbps 1P fiber (FTTH) broadband service with advanced wireless gateway and Smart WiFi with meshing capabilities (up to 10G+ capable)

Altice USA FY 2018 Guidance Achieved
For the full year 2018, Altice USA achieved revenue growth of 2.8% YoY (in line with guidance for ~2.5-3.0% YoY growth), Adjusted EBITDA margin expansion of 0.7 percentage points YoY (in line with guidance for Adjusted EBITDA margin expansion) and reported annual capex of $1.15bn (in line with guidance to be less than $1.3bn). Altice USA also reached its year-end leverage target of 4.5x to 5.0x net debt / Adjusted EBITDA, reporting 4.9x at the end of 2018 on a L2QA basis.

(3)	As of January 2019

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Altice USA FY 2019 Outlook
For the full year 2019 Altice USA expects:

•	Revenue growth of 2.5-3.0% YoY

•	Adjusted EBITDA margin expansion (ex-mobile)

•	Increased investment for the continued rollout of Altice One, fiber (FTTH) deployment, and new mobile network with annual capex within a range of $1.3bn to $1.4bn

•	Free Cash Flow growth (compared to $1.35bn in FY 2018) including mobile related costs

•	Year-end leverage target unchanged at 4.5x to 5.0x net debt / Adjusted EBITDA (L2QA basis)

•	Share repurchases of $1.5bn (ex-M&A)

Additional Q4 2018 Highlights
Product & Service Enhancements
Altice USA unveiled its Altice One Operating System (OS) 2.0, an update to its Altice One entertainment and connectivity platform that adds enhanced mobility and more advanced features for customers, including the ability to watch Cloud DVR content on the go on the Altice One mobile app. OS 2.0 also brings Altice One customers access to the YouTube Kids app, the ability to use voice search on YouTube to discover videos, more 4K content for a vivid viewing experience, and live show restart on more than 20 additional networks. Altice One has transformed the way Optimum and Suddenlink customers connect to the content they love by simplifying their entertainment experience and providing expansive WiFi coverage to power their homes. Altice USA continues to make updates and enhancements to evolve the Altice One experience for its customers.
Network Investments to Enhance Broadband Speeds, Video Services and Reliability
Altice Fiber symmetrical 1Gbps internet service (up to 10G+ capable) over Altice’s new fiber-to-the-home (FTTH) network is now being rolled out to residential customers in select areas of Long Island, New Jersey and Connecticut. Altice Fiber provides an unmatched experience to support the most data intensive activities, from streaming 4K ultra-high-definition (UHD) and high-definition (HD) video on multiple devices, enjoying multi-player gaming experiences, video chat, streaming music, high-quality virtual- and augmented-reality experiences, and downloading large files simultaneously on dozens of devices at once. The Altice Fiber Gateway is the first all-in-one integrated Giga-optics router and smart WiFi device offered by an MSO in the United States. The Gateway optimizes traffic on the home WiFi network to enable a superior experience. This includes simultaneous dual-band WiFi that automatically switches frequencies based on the bandwidth and range needs of the device in use, WiFi extenders available to create a mesh network for increased coverage, and the ability to manage the home WiFi experience via an intuitive app. The Altice Fiber service will roll out to additional areas throughout Altice’s New York area region as the company continues to deploy and activate its FTTH network.
In addition to its fiber deployment, Altice USA is enhancing broadband services on its existing hybrid fiber-coaxial (HFC) network in the Optimum service area, now delivering broadband speeds of up to 400 Mbps for residential customers and with plans to launch 1 Gbps (Gigabit) service and smart WiFi capabilities over HFC in 2019. In addition, further 1 Gbps capacity will be added in certain areas in the Suddenlink service area, as well as continuing to build new homes at an accelerated pace. As a result of recent enhancements to Altice USA’s network and with the launch of Altice One, an increasing number of consumers are selecting increased broadband speeds and using more data:

•	Approximately 80% of Altice USA’s Residential broadband gross additions are taking download speed tiers of 200 Mbps or higher as of the end of Q4 2018 (50% of the Residential customer base now take

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speeds of 200 Mbps or higher, and over 80% of the customer base take speeds of 100 Mbps or higher);

•
These upgrades are allowing the company to meet customer demand for higher broadband speeds with the average broadband speed taken by Altice USA’s customer base up 42% YoY to 181 Mbps at the end of Q4 2018 (from 128 Mbps at the end of Q4 2017 and just 64 Mbps at the end of Q4 2016). Average data usage per customer reached over 250GB as of the end of Q4 2018, growing approximately 25% YoY as customers are using Altice USA’s broadband services more and more. Optimum customers are connecting 11 devices in the home on average.

•	Altice One is also improving customers’ broadband experience with an advanced WiFi router and WiFi mini repeaters.
Mobile
During the fourth quarter, Altice USA completed its development of the core network to support its infrastructure-based MVNO including upgrading and expanding its WiFi network. Approximately 19 thousand AirStrands have now been deployed with the Sprint partnership, representing the quickest and largest deployment of its kind in the United States to date, leveraging Altice USA’s existing network infrastructure. The commercial launch of a mobile service for Altice USA customers is still on track for 2019.
Advertising and News Businesses
a4, Altice USA’s cross-screen targeted advertising company, introduced Athena, a next generation platform that simplifies the media planning process. Athena enables marketers to plan and activate true cross-screen campaigns, locally and nationally, in just minutes. The data that powers it streamlines the processes of creating audience segments and planning - as well as activating - media across screens including TV, digital video and display, OTT and social media. This effectively balances the reach and frequency of a campaign for a given target audience. Athena is the first application that truly places the end-to-end power and control into the hands of marketers.
Altice USA’s News businesses continued to perform well in the fourth quarter. i24NEWS continued to expand distribution and is now available on Comcast, Charter / Spectrum, Mediacom, and Altice USA’s Optimum and Suddenlink systems with more to come. The network also grew its viewership and consistently maintained a lead over other international news networks. News 12 Networks, the company’s hyper-local news network in the NY tri-state area, remains the most viewed TV network in Optimum households, and TV ratings continue to grow. News 12 also saw significant increases in unique visitors to its digital and mobile platforms and continues to invest in its digital offerings (digital viewership growing over 20% YoY with over 60% YoY growth of total video views on News 12 websites). In the fourth quarter, News 12 provided deep political coverage on the 2018 Midterm election which drove high ratings, beating many broadcast affiliates in the Optimum footprint in terms of viewership.
Share repurchases
In conjunction with the separation from Altice Europe NV (Euronext: ATC, ATCB), the Board of Directors of Altice USA authorized a share repurchase program of $2.0bn, effective June 8, 2018. Under the repurchase program, shares of Altice USA Class A common stock may be purchased from time to time in the open market and may include trading plans entered into with one or more brokerage firms in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. From inception through December 31, 2018, Altice USA repurchased an aggregate of 28,028,680 shares for a total purchase price of approximately $500m (including $259m in Q4), equivalent to $17.84 per share. The acquired shares were retired and the cost for these shares was recorded in paid in capital in Altice USA’s consolidated balance sheet. As of December 31, 2018, Altice USA had 709,040,286 combined Class A and Class B shares outstanding.
For the full year 2019, Altice USA is targeting a further $1.5bn of share repurchases excluding any potential merger, asset sale and acquisition (M&A) activity.

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Combination of Suddenlink (Cequel) and Optimum (Cablevision) Businesses under Single Credit Silo
Following the initial public offering of Altice USA and subsequent separation from Altice Europe NV, on October 2, 2018, Altice USA announced its intention to further simplify its structure and operations by combining (the “Combination”) the Suddenlink (Cequel) and Optimum (Cablevision) businesses under a single credit silo.
The Combination marks a significant milestone in the integration of the Suddenlink and Optimum businesses and aligns Altice USA’s debt capital structure with the way Altice USA is managed: as a unified company with a common strategy. The Combination has resulted in a more diversified credit silo which has simplified Altice USA’s financing strategy and financial reporting requirements. The Combination was leverage neutral for Altice USA.
The Combination was effected mainly by the following transactions:

•
Exchange of existing Cequel senior secured and senior notes into new Cequel senior secured and senior notes issued by the same issuers, which automatically converted into new senior guaranteed and senior notes of CSC Holdings, LLC following the consummation of the Combination. On October 30, 2018, Altice USA announced acceptance of 99.64% or $5.5 billion of Original Notes of the Suddenlink silo tendered for exchange;

•	Refinancing of existing Cequel Credit Facility with proceeds of a new $1.275bn Term Loan at CSC Holdings, LLC.
The closing of the Combination was completed on November 27, 2018, following receipt of relevant regulatory approvals and other customary conditions.

Other Significant Events
Additional $5 Billion of Refinancing Activity in 2019 YTD
In January 2019, Altice USA’s wholly owned subsidiary CSC Holdings issued $1.5bn in aggregate principal amount of senior guaranteed notes due 2029 (“CSC Holdings 2029 Guaranteed Notes”). The notes bear interest at a rate of 6.5% and will mature on February 1, 2029. The net proceeds from the sale of the notes were used to repay certain indebtedness, including to repay at maturity $526m aggregate principal amount of CSC Holdings' 8.625% senior notes due February 2019 plus accrued interest, redeem approximately $905m of the aggregate outstanding amount of CSC Holdings' 10.125% senior notes due 2023 at a redemption price of 107.594% plus accrued interest, and paid fees and expenses associated with the transactions.
Subsequently in February 2019, CSC Holdings issued an additional $250m principal amount of CSC Holdings 2029 Guaranteed Notes at a price of 101.75% of the principal value with the net proceeds used to repay $250m of amounts outstanding under the revolving credit facility.
In January 2019, CSC Holdings also obtained commitments to refinance its existing revolving credit facility. After the refinancing, the total size of the new revolving credit facility is $2.56bn, including $2.17bn extended to January 2024 and priced at LIBOR plus 2.25%. The remaining $392m matures in November 2021.
In February 2019, CSC Holdings entered into a $1.0bn senior secured Term Loan B-4 maturing on April 15, 2027, the proceeds of which were used to redeem $895m in aggregate principal amount of CSC Holdings’ 10.125% Senior Notes due 2023, representing the entire aggregate principal amount outstanding, and paying related fees, costs and expenses. The Incremental Term Loan B-4 bears interest at a rate per annum equal to LIBOR plus 3.00% and was issued with an original issue discount of 1.0%.
Following all of this recent refinancing activity, Altice USA’s average cost of debt was reduced from 6.5% to 6.1% (representing an annual interest cost saving of over $80m) with the average maturity of its debt increasing from 5.9 to 6.6 years (as of the end of December 2018). Through a series of separate floating-for-

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fixed interest rate swap transactions, Altice USA also increased its percentage of fixed rate debt to approximately 75% as of the end of December 2018 (pro forma for the recent refinancing activity).
Financial and Operational Review
For quarter and full year ended December 31, 2018 compared to quarter and full year ended December 31, 2017

•	Reported revenue growth for Altice USA of +4.0% YoY in Q4 2018 to $2.455 billion

•
Adjusted EBITDA grew +6.9% YoY in Q4 2018 to $1.106 billion; Adjusted EBITDA margin highest ever level at 45.1% (+7.8% YoY Adjusted EBITDA growth and margin of 45.5% excluding impact of consolidating i24 losses).

•	Cash capex for Altice USA was $321 million in Q4 2018, representing 13.1% of revenue.

•	Operating Free Cash Flow declined -2.1% YoY in Q4 2018 to $785 million, mostly reflecting increased investment in new fiber (FTTH), the launch of Altice One and initial mobile capex.

•
Altice USA saw improved residential customer trends YoY with total unique Residential customer relationship quarterly net additions of +7k in Q4 2018 (vs. +6k in Q4 2017). This included Residential broadband RGU net additions of +22k, pay TV RGU net losses of -15k, and telephony RGU net losses of -2k in Q4 2018 (vs. +25k, -25k, and +10k, respectively, in Q4 2017). Altice USA Residential ARPU per unique customer increased +1.9% YoY in Q4 2018 to $142.44:

•
Optimum unique Residential customer relationship net additions of +3k in Q4 2018 were slightly lower than +6k net additions in Q4 2017 as performance in the prior year benefited from a competitor’s programming dispute. Optimum saw broadband RGU net additions of +12k, -16k pay TV RGU net losses and -1k telephony RGU net losses (compared to Q4 2017 with +17k broadband RGUs net additions, -19k pay TV RGU net losses and +6k telephony RGU additions). Optimum Residential ARPU per unique customer grew +1.3% YoY;

•
Suddenlink unique Residential customer relationship net additions of +4k in Q4 2018 improved compared to -1k net losses in Q4 2017. Broadband RGUs grew in Q4 2018 with quarterly net additions of +10k (an improvement compared to broadband RGU net additions of +8k in Q4 2017). Pay TV RGUs grew for the first time in four years with +1k net additions in Q4, better than the prior year (-6k in Q4 2017), mostly reflecting market share gains from satellite operators and reflecting significant investment in Suddenlink’s video service. Telephony RGU net losses of -1k compared to +4k in Q4 2017. Residential ARPU per unique customer grew +3.8% YoY.

•
Altice USA’s Business Services revenue increased +5.3% YoY in Q4 2018 boosted by strength in the Enterprise & Carrier segment +6.4% due to several large wins in the Education & Carrier verticals. SMB revenue increased +4.7% YoY in Q4 supported by customer growth and increase in ARPU by sell-in of more services. Overall customer growth of +1.7% YoY due to improved value proposition with voice and data bundles and reduced churn.

•
Altice USA’s Advertising revenue increased +33.2% YoY in Q4 2018 due to an increase in targeted data and analytics revenue and increase in political. The NY Interconnect in particular delivered strong growth based on political, benefiting from its enlarged structure. Separately Altice USA, through its data and analytics subsidiary a4, is seeing strong growth with Athena, a self-serve client application for end-to-end multi-screen campaign management with “one-stop shopping” for advertisers (now including a new OTT advertising solution). Athena is the main growth driver of a4 and is being used by more and more customers, providing local and national advertising solutions with in-depth reporting, measurement and analytics.

•	Altice USA’s programming costs increased +2.9% YoY in Q4 2018 due primarily to an increase in contractual programming rates, partially offset by the decrease in video customers. Programming costs

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per video customer are still expected to increase by high single digits going forward (+6.1% YoY in Q4 2018 and 6.9% for FY 2018):

•
Net debt for Altice USA at the end of the fourth quarter was $21.408bn on a reported basis(4), a reduction of $154m from the end of the third quarter of 2018 reflecting free cash flow generation of $417m, partly offset by share repurchases. This represents consolidated L2QA net leverage for Altice USA of 4.9x on a reported basis at the end of December (5.1x LTM). The year-end leverage target for Altice USA remains 4.5-5.0x net debt to EBITDA.

•
Pro forma for the recent refinancing and revolver activity in 2019 YTD, net debt for Altice USA at the end of fourth quarter was $21.782bn (including a portion of the refinancing used to pay for redemption costs, accrued interest, fees and other expenses)(4).

•
Altice USA has seen significant and rapid deleveraging at both Optimum and Suddenlink since the completion of their respective acquisitions as a result of underlying growth and improved cash flow generation (consolidated L2QA net leverage has fallen from 6.7x at Q2 2016 to 4.9x in Q4 2018).

•
Altice USA’s blended weighted average cost of debt was 6.1% and the blended weighted average life was 6.6 years at the end of December pro forma for recent refinancing activity in 2019 YTD. There are no significant maturities until 2021 (none in 2019) and near-term maturities could be covered by a $2.56bn revolving credit facility.

(4)	Excluding leases / other debt.

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Altice USA Consolidated Operating Results
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017 (5)	2018	2017 (5)
	Actual	Actual	Actual	Actual
Revenue:
Pay TV	$1,033,649	$1,049,135	$4,156,428	$4,274,122
Broadband	743,725	681,779	2,887,455	2,608,595
Telephony	162,007	169,064	652,895	700,765
Business services and wholesale	348,087	330,510	1,362,758	1,298,213
Advertising	162,103	121,712	482,649	391,866
Other	5,369	7,608	24,423	33,389
Total revenue	2,454,940	2,359,808	9,566,608	9,306,950
Operating expenses:
Programming and other direct costs	800,055	763,508	3,173,076	3,035,655
Other operating expenses	562,424	577,838	2,290,266	2,347,315
Restructuring and other expense	8,683	9,636	38,548	152,401
Depreciation and amortization (including impairments)	555,054	791,771	2,382,339	2,930,571
Operating income	528,724	217,055	1,682,379	841,008
Other income (expense):
Interest expense, net	(397,874)	(369,854)	(1,545,426)	(1,601,211)
Gain (loss) on investments and sale of affiliate interests, net	(68,846)	67,466	(250,877)	237,354
Gain (loss) on derivative contracts, net	87,965	(82,060)	218,848	(236,330)
Gain (loss) on interest rate swap contracts	2,708	(7,057)	(61,697)	5,482
Loss on extinguishment of debt and write-off of deferred financing costs	(7,188)	—	(48,804)	(600,240)
Other loss, net	(11)	(4,632)	(12,484)	(13,651)
Income (loss) before income taxes	145,478	(179,082)	(18,061)	(1,367,588)
Income tax benefit	68,330	2,422,407	38,655	2,862,352
Net income	213,808	2,243,325	20,594	1,494,764
Net income attributable to noncontrolling interests	(722)	(850)	(1,761)	(1,587)
Net income attributable to Altice USA stockholders	$213,086	$2,242,475	$18,833	$1,493,177
Basic and diluted net income per share	$0.30	$3.04	$0.03	$2.15

Basic and diluted weighted average common shares	713,478	737,069	730,088	696,055

(5)
Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715)

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Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, net, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

We also use Adjusted EBITDA less cash Capital Expenditures, or Operating Free Cash Flow, as an indicator of the Company’s financial performance. We believe this measure is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although it may not be directly comparable to similar measures reported by other companies.

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Altice USA	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2018	2017 (6)	2018	2017 (6)
	Actual	Actual	Actual	Actual
Net income	$213,808	$2,243,325	$20,594	$1,494,764
Income tax benefit	(68,330)	(2,422,407)	(38,655)	(2,862,352)
Other expense, net	11	4,632	12,484	13,651
Loss (gain) on interest rate swap contracts	(2,708)	7,057	61,697	(5,482)
Loss (gain) on derivative contracts, net	(87,965)	82,060	(218,848)	236,330
Loss (gain) on investments and sales of affiliate interests, net	68,846	(67,466)	250,877	(237,354)
Loss on extinguishment of debt and write-off of deferred financing costs	7,188	—	48,804	600,240
Interest expense, net	397,874	369,854	1,545,426	1,601,211
Depreciation and amortization	555,054	791,771	2,382,339	2,930,571
Restructuring and other expense	8,683	9,636	38,548	152,401
Share-based compensation	13,636	16,498	59,812	57,430
Adjusted EBITDA	$1,106,097	$1,034,960	$4,163,078	$3,981,410
Capital Expenditures (accrued)	418,899	342,771	1,305,104	1,020,761
Adjusted EBITDA less Capex (accrued)	$687,198	$692,189	$2,857,974	$2,960,649
Capital Expenditures (cash)	320,765	232,430	1,153,589	951,349
Adjusted EBITDA less Capex (cash)	$785,332	$802,530	$3,009,489	$3,030,061

(6)
Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715).

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Altice USA Customer Metrics (in thousands, except per customer amounts)
	Q1-17	Q2-17	Q3-17	Q4-17	FY-17	Q1-18	Q2-18	Q3-18	Q4-18	FY-18
Homes passed (7)	8,547.2	8,570.1	8,577.2	8,620.9	8,620.9	8,642.0	8,671.0	8,701.7	8,737.3	8,737.3
Residential	4,548.4	4,536.9	4,529.0	4,535.0	4,535.0	4,543.4	4,539.8	4,534.9	4,542.1	4,542.1
SMB	364.7	367.3	369.1	371.3	371.3	373.2	375.3	376.3	377.5	377.5
Total Unique Customer Relationships (8)	4,913.1	4,904.3	4,898.1	4,906.3	4,906.3	4,916.6	4,915.1	4,911.2	4,919.6	4,919.6
Pay TV	3,499.8	3,462.7	3,430.2	3,405.5	3,405.5	3,375.1	3,350.9	3,322.8	3,307.5	3,307.5
Broadband	4,002.8	4,004.4	4,020.9	4,046.2	4,046.2	4,072.6	4,082.1	4,096.3	4,118.1	4,118.1
Telephony	2,551.0	2,543.8	2,547.2	2,557.4	2,557.4	2,549.7	2,545.6	2,533.5	2,531.2	2,531.2
Total Residential RGUs	10,053.6	10,010.9	9,998.3	10,009.1	10,009.1	9,997.4	9,978.6	9,952.6	9,956.8	9,956.8
Residential ARPU ($) (9)	138.87	138.83	139.77	139.75	139.46	139.63	140.19	142.96	142.44	141.32

Optimum Customer Metrics (in thousands, except per customer amounts)
	Q1-17	Q2-17	Q3-17	Q4-17	FY-17	Q1-18	Q2-18	Q3-18	Q4-18	FY-18
Homes passed (7)	5,128.4	5,139.7	5,134.4	5,163.9	5,163.9	5,174.0	5,187.3	5,197.3	5,209.4	5,209.4
Residential	2,886.9	2,889.1	2,887.0	2,893.4	2,893.4	2,888.0	2,889.7	2,882.8	2,886.1	2,886.1
SMB	261.2	261.8	261.9	262.6	262.6	263.2	263.8	263.1	263.0	263.0
Total Unique Customer Relationships (8)	3,148.2	3,150.9	3,148.9	3,156.0	3,156.0	3,151.2	3,153.5	3,145.9	3,149.1	3,149.1
Pay TV	2,412.8	2,400.9	2,382.2	2,363.2	2,363.2	2,340.1	2,327.3	2,306.6	2,290.5	2,290.5
Broadband	2,636.4	2,646.0	2,653.1	2,670.0	2,670.0	2,673.4	2,681.3	2,682.9	2,694.6	2,694.6
Telephony	1,955.0	1,954.3	1,958.8	1,965.0	1,965.0	1,953.5	1,949.4	1,942.8	1,941.3	1,941.3
Total Residential RGUs	7,004.2	7,001.2	6,994.1	6,998.2	6,998.2	6,967.0	6,958.0	6,932.3	6,926.4	6,926.4
Residential ARPU ($) (9)	155.52	155.47	156.55	155.39	155.79	154.48	155.69	158.39	157.36	156.36

Suddenlink Customer Metrics (in thousands, except per customer amounts)
	Q1-17	Q2-17	Q3-17	Q4-17	FY-17	Q1-18	Q2-18	Q3-18	Q4-18	FY-18
Homes passed (7)	3,418.7	3,430.4	3,442.8	3,457.1	3,457.1	3,468.0	3,483.7	3,504.4	3,527.9	3,527.9
Residential	1,661.5	1,647.8	1,642.0	1,641.5	1,641.5	1,655.5	1,650.1	1,652.1	1,656.0	1,656.0
SMB	103.4	105.5	107.2	108.7	108.7	109.9	111.5	113.2	114.4	114.4
Total Unique Customer Relationships (8)	1,764.9	1,753.3	1,749.2	1,750.2	1,750.2	1,765.4	1,761.6	1,765.3	1,770.4	1,770.4
Pay TV	1,087.0	1,061.8	1,048.0	1,042.4	1,042.4	1,035.0	1,023.6	1,016.2	1,017.0	1,017.0
Broadband	1,366.5	1,358.4	1,367.8	1,376.2	1,376.2	1,399.2	1,400.8	1,413.4	1,423.5	1,423.5
Telephony	596.0	589.5	588.4	592.3	592.3	596.2	596.1	590.7	589.8	589.8
Total Residential RGUs	3,049.4	3,009.7	3,004.2	3,010.9	3,010.9	3,030.4	3,020.5	3,020.3	3,030.3	3,030.3
Residential ARPU ($) (9)	109.88	109.81	110.30	112.21	110.81	113.58	113.10	115.98	116.43	114.97

(7)
Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Suddenlink, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(8)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

Earnings Release

(9)
ARPU calculated by dividing the average monthly revenue for the respective quarter or annual periods derived from the sale of broadband, pay television and telephony services to Residential customers for the respective quarter by the average number of total Residential customers for the same period. Historical ARPU figures have been adjusted to reflect the adoption of the accounting standard change ASC 606, Revenue from Contracts with Customers.

Earnings Release

Consolidated Net Debt as of December 31, 2018, Actual and Pro Forma

Altice USA (CSC Holdings) In $m	Actual	Pro Forma	Coupon / Margin	Maturity
Guaranteed Notes	1,096	1,096	5.375%	2023
Guaranteed Notes	1,000	1,000	6.625%	2025
Guaranteed Notes	1,499	1,499	5.500%	2026
Guaranteed Notes	1,310	1,310	5.500%	2027
Guaranteed Notes	1,000	1,000	5.375%	2028
New Guaranteed Notes	—	1,750	6.500%	2029
Senior Notes	526	—	8.625%	2019
Senior Notes	1,000	1,000	6.750%	2021
Senior Notes	1,241	1,241	5.125%	2021
Senior Notes	1,800	—	10.125%	2023
Senior Notes	750	750	5.250%	2024
Senior Notes	1,684	1,684	10.875%	2025
Senior Notes	618	618	7.750%	2025
Senior Notes	1,046	1,046	7.500%	2028
Term Loan	2,955	2,955	L+2.250%	2025
Term Loan B-2	1,493	1,493	L+2.50%	2026
Term Loan B-3	1,275	1,275	L+2.250%	2026
New Term Loan B-4	—	1,000	L+3.000%	2027
Drawn RCF	250	200	L+2.250%	2021,2024
Other debt & leases	33	33
CSC Holdings Total Debt	20,576	20,950
Senior Notes	500	500	8.000%	2020
Senior Notes	649	649	5.875%	2022
Legacy unexchanged Cequel Notes	15	15
Cablevision Total Debt	21,740	22,114
Total Cash	(299)	(299)
Cablevision Net Debt	21,441	21,815
Altice USA Net Debt	21,441	21,815
Undrawn RCF	2,050	2,360
WACD (%)	6.5%	6.1%

Earnings Release

Altice USA Net Leverage Reconciliation as of December 31, 2018

In $m
Altice USA	Actual
Gross Debt Consolidated	$21,740
Cash	(299)
Net Debt Consolidated	21,441
LTM EBITDA (10)	4,176.6
L2QA EBITDA (10)	4,353.2
Net Leverage (LTM)	5.1x
Net Leverage (L2QA)	4.9x

In $m
Altice USA Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$21,275
Unamortized Financing Costs	256
Fair Value Adjustments	176
Total Value of Debenture and Loans from Financial Institutions (Principal Amount)	21,707
Other Debt & Capital Leases	33
Gross Debt Consolidated	21,740
Cash	(299)
Net Debt Consolidated	$21,441

Contacts
Head of Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Head of Communications
Lisa Anselmo: +1 929 418-4362 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million Residential and Business customers across 21 states through its Optimum and Suddenlink brands.

(10)	Excludes management fees.